Exhibit 99.1

FOR IMMEDIATE RELEASE

ZAP Now Listed on New York Stock Exchange Arca (NYSE Arca:ZP)

NEW YORK, March 8, 2006 – Automotive pioneer ZAP [PCX: ZP and NYSE Arca:ZP] announced today that, following a merger between the New York Stock Exchange Group and Archipelago Holdings, Inc., the Company’s stock will change from PCX:ZP to NYSE Arca:ZP.

An all-electronic stock exchange, Archipelago will become a wholly owned subsidiary of the NYSE Group, Inc., the newly formed holding company that will publicly trade on the NYSE as “NYX.” NYSE Group will offer, among other things, multiple trade execution and issuer listing platforms, all to provide better services and products for customers and investors.

“As a public company, this is an historic day and we wanted to ensure that our public, market-makers, brokers and dealers were aware of the changes taking place,” said ZAP Chief Executive Officer Steve Schneider.  “As a company focused on bringing innovation to the auto industry, we offer our congratulations for the achievements of Arca Ex(R) in bringing innovation to the stock market.”

Schneider believes ZAP to be the smallest company in recent history to be listed as part of the NYSE Group. ZAP had been listed with the Archipelago Exchange since June of 2005.

“This merger transforms and modernizes the New York Stock exchange with a growth strategy for the future,” said NYSE Group Chief Executive Officer John A. Thain in an announcement following the merger.

About NYSE Group, Inc.

NYSE Group, Inc. (NYSE: NYX) is a holding company that, through it subsidiaries, is a leading global multi-asset financial marketplace that operates multiple securities market centers, including the New York Stock Exchange (the “NYSE”) and NYSE Arca (formerly known as the Archipelago Exchange, or Arca Ex, and the Pacific Exchange).  Through these market centers, the NYSE Group is a leader in securities listings, market-information products and services, and offers a range of investment vehicles and order execution services.  For more information on NYSE Group, go to: http://www.nyse.com.

About ZAP

ZAP, Zero Air Pollution®, has been a leader in advanced transportation technologies since 1994, delivering over 90,000 vehicles to consumers in more than 75 countries. ZAP is at the forefront of fuel-efficient transportation with new technologies including energy efficient gas systems, hydrogen, electric, fuel cell, alcohol, hybrid, trybrid and other innovative power systems. For more information, visit http://www.zapworld.com.

Cautionary Statement

This press release contains forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, intellectual property rights, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact:

ZAP

Jennifer K. Zimmons, Investor Relations
(212) 838-1444
jzimmons@zapworld.com

Alex Campbell, Media Relations
(707) 525-8658 x 241
acampbell@zapworld.com